UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-16335	73-1599053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (918) 574-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2007, Magellan Midstream Partners, L.P. (the “Partnership”) entered into that certain $550,000,000 Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Partnership, as borrower, the Lenders party thereto and Wachovia Bank, N.A., as administrative agent, a copy of which is filed herewith as Exhibit 10.1 and is hereby incorporated by reference herein. The Credit Agreement restates and amends the Partnership’s $400,000,000 Amended and Restated Credit Agreement dated May 25, 2006 (the “2006 Credit Agreement”).

Borrowings under the Credit Agreement will be unsecured and bear interest based on prevailing interest rates as described in the Credit Agreement. Amounts outstanding under the Credit Agreement may be accelerated for typical defaults including, but not limited to, the failure to repay the principal or interest of a borrowing, failure to observe or perform any covenant, failure to pay a material judgment, certain bankruptcy events or a change of control.

As of September 20, 2006, the Partnership had drawn approximately $150.3 million under the 2006 Credit Agreement and repaid such amount at closing from borrowings on the Credit Agreement. No material early payment penalties were or are expected to be incurred. As of the same date, $3.3 million of the Credit Agreement’s capacity was obligated for letters of credit and $150.3 million in borrowings were outstanding.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	$550,000,000 Second Amended and Restated Credit Agreement dated as of September 20, 2007 among Magellan Midstream Partners, L.P., as Borrower, the Lenders party thereto and Wachovia Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

By:	Magellan GP, LLC,
its General Partner

By:	/s/ Suzanne H. Costin
Name:	Suzanne H. Costin
Title:	Corporate Secretary

September 21, 2007

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	$550,000,000 Second Amended and Restated Credit Agreement dated as of September 20, 2007 among Magellan Midstream Partners, L.P., as Borrower, the Lenders party thereto and Wachovia Bank, N.A., as Administrative Agent.